Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-159507

PROSPECTUS SUPPLEMENT
(to prospectus dated June 10, 2009)

           6,250,000 SHARES

COMMON STOCK

We are selling 6,250,000 shares of our common stock.

Shares of our common stock are currently traded on the Nasdaq Global Market under the symbol “HRBN.” On July 29, 2009, the closing sale price of our common stock was $16.98 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT.

	Per Share	Total
Public offering price	$16.00	$100,000,000
Underwriting discount	$0.96	$6,000,000
Proceeds, before expenses, to us	$15.04	$94,000,000

We have granted the underwriters a 30-day option to purchase up to an additional 937,500 shares from us to cover over-allotments, if any. If the underwriter exercises this option in full, the total underwriting discounts and commissions will be $6,900,000, and our total proceeds, before expenses, will be $108,100,000.

We expect to deliver the shares of our common stock to purchasers on or about August 4, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Roth Capital Partners

The date of this prospectus is July 30, 2009

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying base prospectus or such incorporated documents. We are not making an offer to sell these shares of common stock in any jurisdiction where the offer is not permitted. The information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus is accurate only as of the date of this prospectus supplement and the accompanying base prospectus or the documents incorporated by reference therein, regardless of when this prospectus supplement and the accompanying base prospectus is delivered or when any sale of the common stock occurs. Our business, financial condition, results of operations prospects may have changed since that date.

ABOUT THIS PROSPECTUS SUPPLEMENT

If information in this prospectus supplement is inconsistent with the accompanying base prospectus or the information incorporated by reference, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying base prospectus together with the additional information about us to which we refer you in the section of the accompanying base prospectus entitled “Where You Can Find More Information.”

This prospectus supplement and the accompanying base prospectus are part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). Each time we sell securities under the accompanying base prospectus we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the price, the amount of securities being offered and the plan of distribution. The shelf registration statement was declared effective by the SEC on June 9, 2009. This prospectus supplement describes the specific details regarding this offering, including the price, the amount of common stock being offered, the risks of investing in our common stock and the underwriting arrangements. The accompanying base prospectus provides general information about us, some of which, such as the section entitled “Plan of Distribution,” or descriptions of unissued securities other than our common stock, may not apply to this offering.

PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary together with the more detailed information concerning us, the common stock being sold in this offering and our financial statements appearing in this prospectus supplement and the accompanying base prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus. Because this is only a summary, you should read the rest of this prospectus supplement and the accompanying base prospectus, including all documents incorporated by reference, before you invest in our common stock. Read this entire prospectus supplement and the accompanying base prospectus carefully, especially the risks described under “Risk Factors” and the financial statements and related notes, before making an investment decision.

Overview

We design, develop, manufacture, supply, and service a wide range of electric motors with a focus on innovation, creativity, and value-added products. Our major product lines include linear motors, automobile specialty micro-motors, and industrial rotary motors. Headquartered in the People’s Republic of China (“PRC”), we supply domestic China and other international markets. We operate three major manufacturing facilities in China, covering approximately 240,000 meters of land, and have an employee base of approximately 1800 engineers, production technicians and other employees.

Harbin Electric is a holding company formed under the laws of Nevada, USA, with its principal place of business at No. 9, Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu, Harbin Kai Fa Qu, Harbin, China, 150060. Our telephone number is: 86-451-8611-6757.

Products and Services

Presently, we offer three key product lines:

1.	Linear motors and their integrated application systems

A linear motor is an electric motor that converts the electric energy through a magnetic field into linear motion without the need for a mechanical linkage. An axis driven by a linear motor requires little or no contact between moving parts. Reduced contact between moving surfaces translates to reduced wear and reduced vibration. As a result, there is little backlash, windup, wear or maintenance that is normally associated with industrial rotary motors. Many applications that require some sort of linear motion can benefit from the use of linear motors.

Compared to rotary motors, the advantages of linear motors include simplicity, reliability, and low maintenance due to fewer moving parts; precision movement; compact size; quiet motor operation; energy-efficiency; and easy customization. Linear motors can be designed in different sizes and shapes. Our linear motors are purchased by a broad range of domestic and international customers, including those involved in oil services, factory automation, food processing, packaging, and mass transportation systems.

2.	Automobile specialty micro-motors

Automobile specialty micro-motors are used for various automation functions in an automobile. We have developed nine products that are used for car seat automation, back seat folding, EPS (electric power steering), window automation, and automated trunk opening. Several other types of specialty micro-motors are under development, including micro-motors used for door locks, gas pedals, ABS, gas pumps, and engine gas jets. Our automobile specialty micro-motors are purchased by first-tier suppliers to the automobile industry. We supply these products to domestic customers in China as well as to OEM suppliers in North America.

3.	Industrial rotary motors

We manufacture industrial rotary motors such as high/low voltage motors, AC/DC motors and speed control motors for a wide range of applications including medical devices, machine tools, ventilation systems, air compressors, and machinery and equipment used in the petrochemical, metallurgical, mining, textile, and agricultural industries. Our rotary products received the “National Inspection-free Product” award from the General Administration of Quality Supervision, Inspection and Quarantine of the PRC. The registered trademark of “Wenbao” under Weihai Tech Full Simo Motors Co., Ltd. (formerly named Weihai Hengda Electric Motor (Group) Co., Ltd.) (“Weihai”), a wholly-owned subsidiary acquired in July 2008, was named by the State Administration for Industry & Commerce as one of the "Chinese Most Well-known Trademarks" in 2007. Our rotary products are primarily purchased by domestic customers throughout China.

Our Strategy

Our objective is to be a leading global manufacturer offering a broad range of electric motors from linear motors, to specialty micro-motors, to industrial rotary motors, with a focus on highly specialized, energy-efficient, customized, and value-added products. We will seek to increase our scale and size, broaden our product offerings and expand our global footprint. To achieve these objectives, we plan to execute the following key business strategies:

•
Strengthen Our Design and Development Capabilities. To meet the changing needs of our customers, we intend to continue to improve and strengthen our in-depth design capabilities to meet the changing needs of our customers and continue to differentiate ourselves from our competitors in the global marketplace. We intend to capitalize on the significant growth in the end-markets for linear motors and automotive specialty micro-motors in China by continuing to develop our design expertise and production capacity;

•
Further Grow Market Share in Linear Motor Market through Product Innovation. We are expanding our customer base by developing new products for existing and new customers. We successfully developed a “Tower Type Oil Pump” driven by permanent magnetic linear motors for the oil industry. We also designed the Cylinder Permanent Magnetic Linear Servo Motor, which can be applied in a variety of applications, including printers, air compressors and food slicers. Currently, we are in the final phase of jointly developing an urban mass transportation railway system driven by linear motors with the Institute of Electrical Engineering of the Chinese Academy of Sciences (IEECAS) and Changchun Railway Vehicles Co., Ltd. (CCRV);

•
Expand Capacity in Micro Motor Market. We have constructed a new plant in Shanghai dedicated to the specialty micro-motor business with an initial focus on supplying the automobile industry. The new facility is expected to increase our capacity of specialty micro-motors by 10 million units when fully equipped. This new plant began trial production in March 2009 and is expected to begin volume production in late second half of 2009. This will allow us to supply the fast growing domestic automobile industry and capture the international auto markets that increasingly source auto parts from China. We are also interested in expanding this business into other industrial applications;

•
Leverage Our Strong Customer Relationships into New Opportunities. We will continue to expand our presence in the Chinese market. In addition, we intend to proactively pursue additional opportunities globally for our linear and other special motors in particular, as they generally have higher profit margins than our other products. We have already established relationships with several international companies in North America and Asia for these products; and

•
Grow Industrial Rotary Motor Business with Focus on High Efficient Specialized Products. We entered the industrial rotary motor business through our acquisition of Weihai. This acquisition enabled us to expand our product offerings and positioned us to be a leading diversified electric motor manufacturer in China. We now offer a broader range of electric motors from specialized linear motors, and micro-motors, to more standardized industrial rotary motors. Long term, we intend to focus on developing high-end, energy-efficient, and highly specialized products.

THE OFFERING

Common stock offered by us	6,250,000 shares

Over-allotment option	937,500 shares

Common stock to be outstanding after this offering	28,437,305 shares (29,374,805 shares if over-allotment option is exercised in full)

Use of proceeds
We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $93.6 million. We intend to apply approximately $22.5 million of the net proceeds from this offering to repurchase $26.5 million aggregate principal amount of our Guaranteed Senior Secured Floating Rate Notes due 2012 (the “2012 Notes”) from Citadel Equity Fund Ltd (“Citadel”) for a repurchase price equal to 85% of the aggregate principal amount of such 2012 Notes, plus accrued and unpaid interest to the date preceding the repurchase date. We intend to use the remaining $71.1 million of the net proceeds of this offering to fund product development and/or for working capital and general corporate purposes, including for potential acquisitions. See “Use of Proceeds.”

Risk factors	See “Risk Factors” beginning on page S-8 for a discussion of factors you should consider before purchasing shares of our common stock.

Nasdaq Global Market Symbol	HRBN

The above information is based upon 22,187,305 shares of our common stock outstanding as of July 20, 2009. Unless otherwise indicated, the number of shares of common stock presented in this prospectus supplement excludes the following:

•	565,583 shares of our common stock issuable upon exercise of options outstanding under our stock option plans as of July 20, 2009, at a weighted-average exercise price of $9.20;

•	433,344 shares of our common stock available for future issuance as of July 20, 2009 for future grant or issuance pursuant to our stock incentive plan;

•	1,795,534 shares of our common stock issuable upon exercise of outstanding warrants as of July 20, 2009, at a weighted-average exercise price of $8.42; and

•	937,500 shares of our common stock that may be purchased by the underwriter to cover over-allotments, if any.

Summary Financial Data

The following table sets forth our summary consolidated financial data as of the dates and for the periods indicated. The consolidated statement of operations data for each of the years in the three-year period ended December 31, 2008 have been derived from our audited financial statements, which are incorporated by reference into this prospectus supplement and accompanying prospectus. The consolidated statement of operations data for each of the three month periods ended March 31, 2009 and 2008, and the balance sheet data as of March 31, 2009, have been derived from our unaudited financial statements, which are also incorporated by reference into this prospectus supplement and accompanying prospectus and which include, in the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of such data. You should read this summary of consolidated financial data with the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes, each incorporated by reference into this prospectus supplement and accompanying prospectus. These operating results are not necessarily indicative of our operating results for any future period.

Consolidated Statement of Operations Data:

	Three Months (Unaudited) Ended March 31,		Year Ended December 31,
	2009(a)(b)	2008	2008(c)	2007(d)	2006(e)
Revenue	$30,724,893	$22,458,185	$120,820,302	$65,402,864	$40,415,777
Cost of revenue	(19,801,115)	(11,698,708)	(73,343,521)	(32,967,887)	(20,754,282)
Gross profit	10,923,778	10,759,477	47,476,781	32,434,977	19,661,495
Selling, R&D, general and administrative expenses	(2,898,186)	(2,123,654)	(13,083,604)	(8,723,685)	(5,667,260)
Income (loss) from operations	8,025,592	8,635,823	34,393,177	23,711,292	13,994,235
Net income	$8,654,334	$5,353,236	$25,378,699	$16,902,684	$18,438,512
Basic earnings per share	$0.39	$0.29	$1.25	$0.99	$1.11
Diluted earnings per share	$0.39	$0.27	$1.19	$0.91	$1.01
Dividends declared per share	—	—	—	—	—
Weighted average number of shares outstanding
Basic	20,102,078	18,209,978	20,235,877	17,082,300	16,600,451
Diluted	22,158,573	19,952,721	21,323,660	18,634,739	18,306,569

Consolidated Balance Sheet Data:

	Three Months (Unaudited) Ended March 31,	Year Ended December 31,
	2009	2008	2007	2006
Cash	$63,570,781	$48,412,263	$45,533,893	$67,313,919
Accounts receivable, net	20,132,666	30,284,080	23,216,543	8,827,799
Property, plant and equipment	97,670,800	94,931,999	23,858,035	9,219,534
Total assets	240,207,420	235,488,303	132,649,253	92,958,821
Total current liabilities	20,192,240	20,731,644	4,066,575	2,770,898
Total liabilities	66,848,271	60,838,968	48,032,678	47,928,577
Total stockholders’ equity	$173,359,149	$174,649,335	$84,616,575	$45,030,244

Footnotes to Three-Year Financial Summary

(a) The acquisition of Weihai in July 2008 contributed $10.8 million to total sales in the first quarter of 2009.

(b) Net income in the first quarter of 2009 includes non-cash gains of $2.6 million “Change in Fair Value of Warrants” due to the adoption of EITF 07-5 at January 1, 2009.

(c) The acquisition of Weihai contributed $27.6 million to total sales and $1.7 million to net income in 2008.

(d) In June 2007, the Company acquired the operations of Harbin Taifu Auto Electric Co., Ltd., a PRC corporation through an asset purchase agreement. The acquisition contributed to the results of operations starting in the quarter ended September 30, 2007.

(e) Net income in 2006 includes non-cash gains of $6.4 million “Change in Fair Value of Warrants” due to an accounting adjustment.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this prospectus supplement constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” “seeks,” and “continue” or similar words. Forward-looking statements include, but are not limited to:

•	future expectations; and

•	information that could impact future results of operations or financial condition.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement.

All forward-looking statements included herein attributable to us, are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page S-8 of this prospectus supplement and page 2 of the accompanying prospectus. The list of factors discussed under “Risk Factors” that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the risks described hereunder and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

General Risks Relating to Our Business

We depend on a few key customers, the loss of any of which could cause a significant decline in our revenues.

Three major customers accounted for approximately 38% of net revenue for the three months ended March 31, 2009. Three, five and four customers accounted for 43%, 72% and 82% of net revenue, respectively, for the years ended December 31, 2008, 2007 and 2006. The loss of any of our major customers, or a significant reduction in sales to any such customers, would adversely affect our revenues and profitability.

Economic and industry conditions have had and may continue to have an adverse effect on our business.

The worldwide economy is currently in significant turmoil. To the extent the downturn continues or worsens, we could experience a reduction in our sales growth, an increase in our bad debt expense and other adverse affects. Further, because we continue to build our infrastructure, if our sales were to decline or even fail to grow at the rate we anticipate, our profitability would be impacted, and the impact could be material if we are unable to dramatically reduce our costs.

Further, we operate in industries that have been particularly impacted by the global economic downturn. For example, approximately 28% of our 2008 revenues was derived from the automotive industry. Although the China automotive industry remains strong, automotive manufacturers in the U.S., European and some other countries have experienced significant production cuts and capacity reductions, and in some cases bankruptcies. Continuing adverse conditions in industries we serve could affect our results of operations.

Our rapid growth may strain our resources.

Our revenues increased by 85% for the year ended December 31, 2008 versus the year ended December 31, 2007, and 62% in 2007 over 2006; however, it is unlikely that we will maintain such growth in the long term and cannot assure any growth of our business for any period. Our rapid expansion will place significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the profits we expect.

Our debt may constrict our future operations and cash flows.

After giving effect to the repayment of debt from the proceeds of this offering and other cash, we will still have $11.5 million in debt outstanding. This debt could have consequences to you. For example, it could:

•	reduce the availability of our cash flow to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;
•	limit our ability to obtain additional financing;
•	expose us to interest rate fluctuations because the interest rate for a portion of our debt is variable; and
•	restrict us from making strategic acquisitions or pursuing business opportunities.

Furthermore, our obligations under the 2012 Notes are secured by our shares of Advanced Electric Motors, Inc., our Delaware subsidiary through which we own our PRC operating subsidiaries. These security interests could result in the loss of our business, if we default on the 2012 Notes.

To mitigate our exposure to volatility in interest rates and foreign currency exchange rates fluctuation, we entered into a cross-currency interest rate swap transaction with Merrill Lynch International. In effect, the swap converts the LIBOR plus 3.35% variable interest rate on our 2012 Notes to a 7.2% RMB fixed interest rate. We use this derivative instrument only to hedge exposures in the ordinary business course and do not invest in derivative instruments for speculative purposes. We regularly evaluate the merits and risks of continuing the swap.

Covenants in the Indenture governing our Notes and the Purchase Agreement pursuant to which the Notes were initially sold, restrict our ability to engage in or enter into a variety of transactions.

Our 2012 Notes and our Guaranteed Senior Secured Floating Rate Notes due 2010 (the “2010 Notes” and together with the 2012 Notes, the “Notes”) were issued pursuant to an Indenture, dated as of August 30, 2006, between us and The Bank of New York, as Trustee. The Indenture contains various covenants that may limit our discretion in operating our business. In particular, we are limited in our ability to merge, consolidate or transfer substantially all of our assets, issue preferred stock of subsidiaries, create liens on our assets to secure debt, make capital expenditures, incur additional indebtedness and pay dividends. The Indenture also requires us to maintain certain financial ratios. These covenants and ratios could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations.

The Purchase Agreement dated August 29, 2006, pursuant to which the Notes were initially sold, provides that the initial purchasers of the Notes and their assignees have a right of first offer for so long as such persons continue to hold any Notes with respect to any issuances of new equity securities by us other than shares of stock issued to employees, officers and directors pursuant to bona fide employee benefit plans. All current holders of the Notes have waived their rights of first offer in connection with this offering. However, the rights of first offer contained in the Purchase Agreement could adversely impact our ability to do future equity offerings.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our future success will depend in substantial part on the continued service of the members of our senior management. The loss of the services of one or more of our key personnel could impede implementation of our business plan and result in reduced profitability. We do not carry key person life insurance on any of our officers or employees. Our future success will also depend on the continued ability to attract, retain and motivate highly qualified technical sales and marketing customer support.

Because of the rapid growth of the economy in China, competition for qualified personnel is intense. We cannot assure you that we will be able to retain our key personnel or that we will be able to attract, assimilate or retain qualified personnel in the future.

We depend on the supply of raw materials and key component parts, and any adverse changes in such supply or the costs of raw materials may adversely affect our operations.

Two major vendors provided approximately 25% of the Company’s purchases of raw materials for the three months ended March 31, 2009. Two, five and five major vendors provided approximately 39%, 80%, and 73% of the Company’s purchases of raw materials for the years ended December 31, 2008, 2007, and 2006, respectively. Any material change in the spot and forward rates for raw materials could have a material adverse effect on our cost of sales and profitability. In addition, if we need alternative sources for key component parts for any reason, these component parts may not be immediately available to us. If alternative suppliers are not immediately available, we will have to identify and qualify alternative suppliers, and delivery of these components and production of our products may be delayed. We may not be able to find an adequate alternative supplier in a reasonable time period or on commercially acceptable terms, if at all. Shipments of affected products have been limited or delayed as a result of such problems in the past, and similar problems could occur in the future. An inability to obtain our key source supplies for the manufacture of our products might require us to delay shipments of products, harm customer relationships or force us to curtail or cease operations.

We may experience material disruptions to our manufacturing operation.

While we seek to operate our facilities in compliance with applicable rules and regulations and take measures to minimize the risks of disruption at our facilities, a material disruption at one of our manufacturing facilities could prevent us from meeting customer demand, reduce our sales and/or negatively impact our financial results. Any of our manufacturing facilities, or any of our machines within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including:

•	unscheduled maintenance outages;
•	prolonged power failures;
•	an equipment failure;
•	disruptions in the transportation infrastructure including roads, bridges, railroad tracks;
•	fires, floods, earthquakes, or other catastrophes; and
•	other operational problems.

We may not be able to adequately protect and maintain our intellectual property, which could weaken our competitive position.

Our success will depend on our ability to continue to develop and market electric motor products. We have been granted 12 patents in China relating to linear motor and automobile specialty micro-motor applications. No assurance can be given that such patents will not be challenged, invalidated, infringed or circumvented, or that such intellectual property rights will provide a competitive advantage to us. The implementation and enforcement of PRC intellectual property laws historically have not been vigorous or consistent, primarily because of ambiguities in the PRC laws and a relative lack of developed enforcement mechanisms. Accordingly, intellectual property rights and confidentiality protections in the PRC are not as effective as in the United States and other countries. Policing the unauthorized use of proprietary technology is difficult and expensive, and we might need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation will require significant expenditures of cash and management efforts and could harm our business, financial condition and results of operations. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, competitive position, business prospects and reputation. In addition, since we have chosen to secure patents only in China, we may not be in a position to protect our inventions and technology in other countries in which we sell our product, which could result in increased competition and lower pricing for our products.

Risks Relating to Doing Business in the People’s Republic of China

China’s economic policies could adversely affect our business.

Substantially all of our assets are located in China and substantially all of our revenues are derived from our operations in China. Accordingly, our results of operations and prospects are subject, to a significant extent, to economic, political and legal developments in China.

While China’s economy has experienced significant growth in the past 30 years, it has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations.

The economy of China has been changing from a planned economy to a more market-oriented economy. In recent years, the Chinese government has implemented measures emphasizing market forces for economic reform, reduction of state ownership of productive assets, and establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may harm our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business, and the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. We are considered foreign persons or foreign funded enterprises under PRC laws and, as a result, we are required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

Inflation in the PRC could negatively affect our profitability and growth.

The PRC economy has experienced rapid growth. Rapid economic growth could lead to growth in the money supply and rising inflation. If prices for our products rise at a rate that is insufficient to compensate for the rise in the cost of supplies, it may harm our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credit, limits on loans for fixed assets and restrictions on state bank lending. Such policies can lead to a slowing of economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

PRC regulations relating to mergers, offshore companies, and Chinese stockholders, if applied to us, may limit our ability to operate our business as we see fit.

Regulations govern the process by which we may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the new regulation will require Chinese parties to make a series of applications and supplemental applications to various government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the PRC regulations, our ability to engage in business combination transactions in China through our Chinese subsidiaries has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate transactions that are acceptable to us or sufficiently protective of our interests in a transaction.

If preferential tax concessions granted by the PRC government change or expire, our financial results and results of operations would be materially and adversely affected.

Our results of operation may be adversely affected by changes to or expiration of preferential tax concessions that one of our Chinese subsidiaries, Harbin Tech Full Electric Co., Ltd. (“Harbin Tech”) currently enjoys. The statutory tax rate generally applicable to domestic Chinese companies was 33% before January 1, 2008. On January 1, 2008, the new Chinese Enterprise Income Tax (“EIT”) law replaced the existing laws for Domestic Enterprises (“DES”), such as Weihai and Foreign Invested Enterprises (“FIEs”), such as Harbin Tech, Shanghai Tech Full Electric Co., Ltd., and Advanced Automation Group Shanghai, Ltd. The new standard EIT rate of 25% is now applicable to both DES and FIEs. The PRC government provides reduced tax rates for productive foreign investment enterprises in the Economic and Technological Development Zones and for enterprises engaged in production or business operations in the Special Economic Zones.  These preferential tax rates are generally graduated, starting at 0% and increasing to the standard EIT rate of 25% over time.  Our operations under Harbin Tech were subject to a 10% preferential tax rate until June 30, 2009.  As a result, the estimated tax savings for the year ended December 31, 2008, 2007 and 2006 amounted to approximately $6.0 million, $10.3 million and $5.5 million, respectively.  Since July 1, 2009, our preferential tax rate increased to 15%.  Tax laws in China are subject to interpretations by relevant tax authorities. Preferential tax rates may not remain in effect or may change, in which case we may be required to pay the higher income tax rate generally applicable to Chinese companies, or such other rate as is required by the laws of China.

Fluctuation in the value of the RMB may have a material adverse effect on your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Our revenues and costs are mostly denominated in RMB. Any significant fluctuation in value of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of our stock in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

We must comply with the Foreign Corrupt Practices Act.

We are required to comply with the United States Foreign Corrupt Practices Act, which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of some companies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage. Although we inform our personnel that such practices are illegal, we can not assure you that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

Our ability to operate in China may be harmed by changes in its laws and regulations, including those related to taxation, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations and interpretations. Government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

We are subject to environmental laws and regulations in the PRC.

We are subject to environmental laws and regulations in the PRC. Any failure by us to comply fully with such laws and regulations will result in us being subject to penalties and fines or being required to pay damages. Although we believe we are currently in compliance with the environmental regulations in all material respects, any change in the regulations may require us to acquire equipment or incur additional capital expenditure or costs in order to comply with such regulations. Our profits will be adversely affected if we are unable to pass on such additional costs to our customers.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

The PRC historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

It will be extremely difficult to acquire jurisdiction over and enforce liabilities against our officers, directors and assets based in the PRC.

Because most of our executive officers and several of our directors, including our chairman of the Board of Directors, are Chinese citizens, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or our officers and directors by a stockholder or group of stockholders in the United States. Also, because the majority of our assets are located in the PRC, it would also be extremely difficult to access those assets to satisfy an award entered against us in a U.S. court.

The legal system in China has inherent uncertainties that may limit the legal protections available in the event of any claims or disputes with third parties.

The legal system in China is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, the central government has promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. As China’s foreign investment laws and regulations are relatively new and the legal system is still evolving, the interpretation of many laws, regulations and rules is not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit the remedies available in the event of any claims or disputes with third parties. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Risks Associated with this Offering and Our Common Stock

Our common stock may be affected by limited trading volume and may fluctuate significantly.

Our common stock is traded on the Nasdaq Global Market. Although an active trading market has developed for our common stock, there can be no assurance that an active trading market for our common stock will be sustained. Failure to maintain an active trading market for our common stock may adversely affect our stockholders’ ability to sell our common stock in short time periods, or at all. In addition, sales of substantial amounts of our common stock in the public market could harm the market price of our common stock. Our common stock has experienced, and may experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock.

We do not anticipate paying cash dividends on our common stock in the foreseeable future.

We do not anticipate paying cash dividends in the foreseeable future. Presently, we intend to retain all of our earnings, if any, to finance development and expansion of our business. The Indenture pursuant to which the Notes were issued prohibits us from paying any dividends on our capital stock while the Notes remain outstanding. PRC capital and currency regulations may also limit our ability to pay dividends. Consequently, your only opportunity to achieve a positive return on your investment in us will be if the market price of our common stock appreciates.

We will have discretion in applying a portion of the net proceeds of this offering and may not use these proceeds in ways that will enhance the market value of our common stock.

We have flexibility in applying a portion of the net proceeds we will receive in this offering. While it is anticipated that $22.5 million of the net proceeds will be used for the repayment of the 2012 Notes held by Citadel, the remainder of such proceeds may be used to fund product development and/or for working capital and general corporate purposes, including for potential acquisitions. For more information, see “Use of Proceeds”. As part of your investment decision, you will not be able to assess or direct how we apply these net proceeds.

Our directors and officers control a majority of our common stock and, as a result, they may exercise voting control and be able to take actions that may be adverse to your interests.

Our directors and executive officers, directly or through entities that they control, currently beneficially own, as a group, approximately 50.3% of our issued and outstanding common stock as of July 1, 2009. This significant concentration of share ownership may adversely affect the trading price of our common stock because investors often perceive a disadvantage in owning shares in a company with one or several controlling stockholders. Furthermore, our directors and officers, as a group, have the ability to significantly influence or control the outcome of all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. This concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control.

Your percentage ownership in us may be diluted by future issuances of capital stock, which could reduce your influence over matters on which stockholders vote.

Following the completion of this offering, and subject only to any applicable stockholder approval requirements imposed by The Nasdaq Stock Market, our board of directors has the authority to issue all or any part of our authorized but unissued shares of common stock. Issuances of common stock would reduce your influence over matters on which our stockholders vote.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering are expected to be approximately $93.6 million, after deducting underwriting discounts and commissions and estimated offering expenses. Our net proceeds will be approximately $107.7 million if the underwriters exercise their option to purchase additional shares in full.

We intend to apply approximately $22.5 million of the net proceeds from this offering to repurchase $26.5 million aggregate principal amount of our 2012 Notes from Citadel for a purchase price equal to 85% of the aggregate principal amount of such 2012 Notes plus accrued and unpaid interest to the date preceding the repurchase date. We intend to use the remainder of the net proceeds from the securities sold by us in the offering to fund product development and/or for working capital and general corporate purposes, including for potential acquisitions.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Our common stock is quoted on the NASDAQ Global Market under the symbol “HRBN.”

Before January 31, 2007, our common stock was traded in the over-the-counter market and quoted through the Over-The-Counter (“OTC”) Bulletin Board under the symbol “HRBN.” The Company’s common stock commenced trading on the Nasdaq Global Market on January 31, 2007 under the ticker symbol “HRBN.” The following table sets forth the high and low bid prices for our common stock prior to January 31, 2007 and the high and low sale prices for our common stock for subsequent periods, as reported by the OTC Bulleting Board System and the Nasdaq Global Market, respectively. The OTC Bulleting Board System quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

2009	High	Low
First Quarter	$8.90	$4.25
Second Quarter	$16.89	$6.00
Third Quarter*	$18.55	$14.10

2008	High	Low
First Quarter	$28.00	$12.90
Second Quarter	$19.25	$12.91
Third Quarter	$16.91	$11.03
Fourth Quarter	$12.44	$4.70

2007	High	Low
First Quarter	$13.25	$8.07
Second Quarter	$17.43	$12.26
Third Quarter	$16.71	$11.91
Fourth Quarter	$27.58	$15.12

* Through July 29, 2009.

The closing price for our common stock on July 29, 2009 was $16.98. As of July 20, 2009, there were 46 holders of record of our common stock. The transfer agent for the common stock is StockTrans, Inc. The transfer agent’s address is 44 West Lancaster Avenue, Ardmore, PA 19003, telephone (610) 649-7300.

We do not anticipate paying cash dividends in the foreseeable future. Presently, we intend to retain all of our earnings, if any, to finance development and expansion of our business.

We are a holding company incorporated in the State of Nevada and do not have any assets or conduct any business operations other than our investments in our subsidiaries and affiliates. As a result of our holding company structure, we rely entirely on dividend payments from our PRC subsidiaries. PRC accounting standards and regulations currently permit payment of dividends only out of accumulated profits, a portion of which is required to be set aside for certain reserve funds. Our inability to receive all of the revenues from our PRC subsidiaries operations may provide an additional obstacle to our ability to pay dividends if we so decide in the future. In addition, the Indenture pursuant to which the Notes were issued limits us from paying any dividends on our capital stock while the Notes remain outstanding.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2009 on an actual basis and on a pro forma as adjusted basis to give effect to (i) the sale by us of 6,250,000 shares of our common stock in this offering after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming no exercise of the underwriter’s over-allotment option, (ii) the initial application of the proceeds of this offering, and (iii) the repurchase for cash on or prior to July 31, 2009 of the $6.0 million aggregate principal amount of our outstanding 2010 Notes for a repurchase price equal to 97% of such principal amount plus accrued and unpaid interest to the date prior to the repurchase date. You should read this table in conjunction with our consolidated financial statements and the related notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included in or incorporated by reference into this prospectus supplement.

	As of March 31, 2009
	Actual (unaudited)	Pro Forma As Adjusted

CURRENT ASSETS
Cash and Cash Equivalents	$63,570,781	$127,979,065

LONG TERM LIABILITIES
Amounts due to original shareholder	732,500	732,500
Notes payable, net of debt discount of $11,266,250 as of March 31, 2009 and $3,218,260 as adjusted to give effect to the repurchase	32,733,480	8,281,742
Fair value of derivative instrument	8,292,034	8,292,034
Total long term debt	41,758,014	17,306,276

STOCKHOLDERS’ EQUITY
Common stock, ($0.00001 par value); 100,000,000 shares authorized, 22,102,078 shares issued 28,352,078, shares issued as adjusted to give effect to the offering	220	283
Paid-in capital	81,756,934	175,356,872
Retained earnings	65,647,535	61,054,138
Statutory reserves	15,823,552	15,823,552
Accumulated other comprehensive income	10,130,908	10,130,908
Total stockholders’ equity	$173,359,149	$262,365,752

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC in connection with this offering. Subject to certain conditions, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us 6,250,000 shares of our common stock

The underwriting agreement provides that the obligation of the underwriter to purchase the shares offered hereby is subject to certain conditions and that the underwriter is obligated to purchase all of the shares of common stock offered hereby if any of the shares are purchased.

If the underwriter sells more than 6,250,000 shares in offering, the underwriter has an option for 30 days to buy up to an additional 937,500 shares from us at the public offering price, less the underwriting commissions and discounts, to cover these sales.

The underwriter proposes to offer to the public the shares of common stock purchased pursuant to the underwriting agreement at the public offering price on the cover page of this prospectus. After the shares are released for sale to the public, the underwriter may change the offering price and other selling terms at various times.

In connection with the sale of the shares of common stock to be purchased by the underwriter, the underwriter will be deemed to have received compensation in the form of underwriting commissions and discounts.

We have also agreed to reimburse Roth Capital Partners, LLC for certain usual and customary out of pocket expenses incurred by it in connection with the offering, including reasonable legal fees, up to an aggregate of $150,000 in connection with this offering.

The following table summarizes the compensation and estimated expenses we will pay in connection with this offering:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by us	$0.96	$0.96	$6,000,000	$6,900,000

We estimate that total expenses payable by us in connection with this offering, excluding underwriting discounts, will be approximately $400,000.

We have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise issue any shares of common stock or securities exchangeable or convertible into common stock, without the prior written consent of Roth Capital Partners, LLC, for a period of 60 days, subject to an 18 day extension under certain circumstances, following the date of this prospectus. In addition, our chief executive officer has entered into a lock-up agreement with the underwriter. Under the lock-up agreement, subject to certain exceptions, he may not, directly or indirectly, offer, sell, contract to sell, pledge (other than in connection with Company financings) or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce to do any of the foregoing, without the prior written consent of Roth Capital Partners, LLC, for a period of 180 days from the date of this prospectus, subject to an 18 day extension under certain circumstances. This consent may be given at any time without public notice.

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriter or such other indemnified parties may be required to make in respect of any such liabilities.

The underwriter and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us for which services they have received, and may receive in the future, customary fees.

Our common stock is traded on the NASDAQ Global Market under the symbol “HRBN.”

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

This prospectus supplement and the accompanying prospectus may be made available in electronic format on the Internet sites or through other online services maintained by the underwriter participating in the offering or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter’s or our website and any information contained in any other website maintained by the underwriter or by us is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

LEGAL MATTERS

The validity of the securities offered in this prospectus will be passed upon for us by Lionel Sawyer & Collins LLP, Las Vegas, Nevada. Certain other matters will be passed upon for us by Loeb & Loeb LLP, New York, New York. Certain matters will be passed upon for the underwriter by DLA Piper LLP (US) Phoenix, Arizona.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2008, 2007 and 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance on the reports of Moore Stephens Wurth Frazer and Torbet, LLP, independent certified public accountants, given on authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this prospectus supplement. This prospectus supplement does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

We are required to file annual and quarterly reports, special reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.harbinelectric.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room
100 F Street N.E.
Washington, DC 20549.

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

HARBIN ELECTRIC, INC.

$120,000,000
Common Stock
Common Stock Purchase Rights
Warrants
Debt Securities
Units

We may offer and sell, from time to time in one or more offerings, any combination of common stock, common stock purchase rights, warrants, debt securities, or units having an aggregate initial offering price not exceeding $120,000,000. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

We will provide specific terms of the offerings of our securities in supplements to this prospectus. The prospectus supplement may also add, update or change information contained in or incorporated by reference into this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest.

This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement relating to the offered securities.

Our common stock is traded on the Nasdaq Global Market under the symbol “HRBN.” Each prospectus supplement will contain information, where applicable, as to any listing on the Nasdaq Global Market or any other securities exchange of the securities covered by the prospectus supplement.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of our securities in a prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves various risks. See “Risk Factors” on page 2 for more information on these risks. Additional risks will be described in the related prospectus supplement related to a potential offer under the heading “Risk Factors”. You should review that section of the related prospectus supplement for a discussion of matters that investors in such securities should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 10, 2009

TABLE OF CONTENTS

THIS PROSPECTUS	1

PROSPECTUS SUMMARY	1

ABOUT OUR COMPANY	1

RISK FACTORS	2

FORWARD-LOOKING STATEMENTS	2

USE OF PROCEEDS	4

RATIO OF EARNINGS TO FIXED CHARGES	4

THE SECURITIES WE MAY OFFER	4

DESCRIPTION OF CAPITAL STOCK	4

DESCRIPTION OF COMMON STOCK PURCHASE RIGHTS	6

DESCRIPTION OF WARRANTS	7

DESCRIPTION OF DEBT SECURITIES	9

DESCRIPTION OF UNITS	16

PLAN OF DISTRIBUTION	17

LEGAL MATTERS	18

EXPERTS	19

WHERE YOU CAN FIND MORE INFORMATION	19

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	19

EXHIBIT 12.1

EXHIBIT 23.2

You should rely only on the information contained in or incorporated by reference into this prospectus and the related prospectus supplement. We have not authorized anyone to give you information different from that contained in this prospectus, the related prospectus supplement or such incorporated documents. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer from time to time securities having an aggregate initial offering price of $120,000,000. Each time we offer securities, we will prepare and file with the SEC a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus or the documents incorporated herein by reference. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption “Where You Can Find More Information.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may sell securities through underwriters or dealers, through agents, directly to purchasers or through a combination of these methods. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will prepare and file with the SEC each time we offer securities, will set forth the names of any underwriters, agents or others involved in the sale of securities, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

PROSPECTUS SUMMARY

As used in this prospectus, “we”, “us”, “our”, “Harbin” or “our company” refers to Harbin Electric, Inc. and all of its subsidiaries and affiliated companies. References to the “Commission” refers to the U.S. Securities and Exchange Commission.

ABOUT OUR COMPANY

Harbin is a holding company incorporated in Nevada with its principal place of business based in the People’s Republic of China (“PRC”). Through our U.S. and China-based subsidiaries, we design, develop, manufacture, supply, and service a wide range of electric motors, with a focus on innovation, creativity, and value-added products. Our major product lines include linear motors (“LMs”), automobile specialty micro-motors, and industrial rotary motors. We sell our products principally in China, but also internationally in North America, and to a lesser degree in Southeast Asia and Africa.

An LM operates on the same physical principles as a traditional motor, but the stator, or non-moving component, is flat, rather than cylindrical, producing linear, rather than rotational, force. LMs can be configured into a number of forms. We believe that, for a variety of applications, our LMs have advantages over traditional electric motors, in terms of design, energy output, energy efficiency, and precision movement. By obviating pneumatic stops, belts, pulleys, and gears that rotary motors require to move and position their loads, LMs can provide higher levels of performance in accuracy, resolution, repeatability, and speed, with less maintenance and down-time. We sell our LMs to a broad range of customers in China and in the United States, including those customers in the oil services, factory automation, food processing, packaging industries, power generation systems, and mass transportation systems.

Automobile specialty micro-motors are used for various automation functions in an automobile. We have developed many innovative products that are used for car seat automation, back seat folding, EPS (electric power steering), automated window, and automated trunk opening. Our automobile specialty micro-motors are purchased by customers who are first-tier suppliers to the automobile industry. We supply these products to domestic customers and also export them to OEM suppliers in North America.

Our newly acquired industrial rotary motor business, Weihai Hengda Electric Motor (Group) Co., Ltd. (“Hengda”) makes industrial rotary motors such as high/low voltage motors, AC/DC motors, and speed control motors for a wide range of applications such as medical devices, machine tools, ventilation systems, air compressors, and other machinery and equipment used in petrochemical, metallurgical, mining, textile, and agricultural industries. We sell these products in China, Southeast Asia, and Africa.

Our rotary motor products received the “National Inspection-free Product” award from the General Administration of Quality Supervision, Inspection and Quarantine of the PRC. Hengda’s registered trademark, “Wenbao,” was named by the State Administration for Industry & Commerce as one of the “Chinese Most Well-known Trademarks” in 2007. Our rotary motor products are sold to customers in China, Southeast Asia and Africa.

We currently operate three manufacturing facilities in China. Our Harbin facility is located in the government-designated Development Zone in the city of Harbin and occupies approximately 50,000 square meters of land with state-of-the-art production equipment primarily dedicated to our linear motor products. Hengda, our newly acquired industrial rotary motor company, is located in the coastal city of Weihai, Shangdong Province, and occupies approximately 150,000 square meters of land. The third facility, a newly constructed facility occupying 40,800 square meters of land is located in the Shanghai Zhuqiao Airport Industrial Zone. This new facility began production in March 2009 and is dedicated to specialty micro-motor products.

As of May 6, 2009, we had approximately 2,000 employees.

Our common stock is listed on The Nasdaq Global Market under the symbol “HRBN.”

Our principal executive office is located at No. 9, Ha Ping Xi Lu, Ha Ping Lu Ji Zhong Qu, Harbin Kai Fa Qu, Harbin, China, 150060, and our telephone number there is: 86-451-8611-6757.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to a particular offering of securities will contain a discussion of the risks applicable to an investment in Harbin and to the particular types of securities that we are offering under that prospectus supplement. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus or any accompanying prospectus supplement, including the documents that we incorporate by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. Any forward-looking statements are based on our current expectations and projections about future events and are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the risk factors described herein and those included in any accompanying prospectus supplement or in any document incorporated by reference into this prospectus.

You should read this prospectus and any accompanying prospectus supplement and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we concurrently expect. You should assume that the information appearing in this prospectus, any accompanying prospectus supplement and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above, as well as the risk factors referred to on page 2 of this prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, any accompanying prospectus supplement and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, acquisitions of new technologies or businesses, and investments. Additional information on the use of net proceeds from an offering of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

RATIO OF EARNINGS TO FIXED CHARGES

	YEAR ENDED DECEMBER 31,					THREE MONTHS
	2004	2005	2006	2007	2008	ENDED MARCH 31, 2009
Ratio of Earnings to Fixed Charges	NA	NA	7.68	2.69	3.59	4.33

Deficiency of earnings available to cover fixed charges	NA	NA	—	—	—	—

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with any applicable prospectus supplement, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to a particular offering the specific terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	shares of our common stock;
•	common stock purchase rights;
•	warrants to purchase common stock;
•	debt securities, in one or more series; and/or
•	units consisting of one or more of the foregoing.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our common stock together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock that we may offer under this prospectus but is not complete. For the complete terms of our common stock, please refer to our articles of incorporation, which may be amended from time to time and our amended and restated bylaws, as amended from time to time. The Nevada Revised Statutes may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock that we may offer, we will describe the specific terms of any series of these securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any common stock we offer under that prospectus supplement may differ from the terms we describe below.

Our authorized capital stock consists of one hundred million (100,000,000) shares of common stock, $0.0001 par value.. The authorized and unissued shares of common stock are available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our shareholders is so required, our board of directors will not seek shareholder approval for the issuance and sale of our common stock.

Common Stock

As of May 6, 2009, there were 22,102,078 shares of our common stock outstanding. The holders of our common stock are entitled to such dividends as our board of directors may declare from legally available funds. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by shareholders. Our articles of incorporation and our amended and restated bylaws do not provide for cumulative voting. No holder of our common stock has any preemptive right to subscribe for any shares of capital stock issued in the future under Nevada Revised Statutes, our articles of incorporation or our amended and restated bylaws. Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to receive all of our remaining assets legally available for distribution to the shareholders after payment of all our debts and other liabilities.

All shares of common stock offered hereby will, when issued, be fully paid and non-assessable, including shares of common stock issued upon exercise of common stock warrants or common stock purchase rights, if any.

Our common stock is quoted on the Nasdaq Global Market under the symbol “HRBN.” The transfer agent and registrar for our common stock is StockTrans, Inc. 44 West Lancaster Avenue, Ardmore, PA 19003.

Options/Warrants

As of May 6, 2009, there were 669,583 shares of common stock reserved for issuance upon the exercise of underlying stock options granted under our 2005 Stock Incentive Plan and there were 433,334 shares available for future grants under our 2005 Stock Incentive Plan. Additionally, we have reserved 2,030,158 shares of common stock for issuance upon the exercise of other outstanding options and warrants.

Certain Provisions of Nevada Law and our Articles of incorporation and By-Laws

Nevada Anti-Takeover Laws

The Company is subject to the Nevada anti-takeover laws regulating corporate takeovers.  These anti-takeover laws prevent Nevada corporations from engaging in a merger, consolidation, sales of its stock or assets, and certain other transactions with any stockholder, including all affiliates and associates of the stockholder, who owns 10% or more of the corporation’s outstanding voting stock, for three years following the date that the stockholder acquired 10% or more of the corporation’s voting stock except in certain situations.

In addition, the Company is subject to the Nevada “control share” statute which prohibits an acquiring person, under certain circumstances, from voting certain shares of a target corporation’s stock after such acquiring person’s percentage of ownership of such corporation’s stock crosses certain thresholds, unless the target corporation’s disinterested stockholders approve the granting of voting rights to such shares.

Bylaw Provisions

Our amended and restated bylaws provide that special meetings of our shareholders may be called only by our board of directors and not by any other person.

Our amended and restated bylaws provide that if a vacancy occurs on the board, including a vacancy resulting from an increase in the number of directors, the board may fill the vacancy, or, if the directors in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all the directors in office. The shareholders may fill a vacancy only if there are no directors in office. A director elected to fill a vacancy shall serve only until the next election of directors by the shareholders.

Our amended and restated bylaws provide that any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by the shareholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.

Our amended and restated bylaws may be altered, amended or repealed and new bylaws may be adopted by the board, except that the board may not repeal or amend any bylaw that the shareholders have expressly provided, in amending or repealing such bylaw, may not be amended or repealed by the board. Our amended and restated bylaws may also be altered, amended and repealed and new by laws may be adopted by our shareholders.  All bylaws made by the board may be amended, repealed, altered or modified by the shareholders.

Liability and Indemnification of Directors and Officers

Our amended and restated by laws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by us) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  No indemnification shall, however, be provided to any such indemnitee for acts or omissions of the indemnitee finally adjudged to be intentional misconduct or a knowing violation of law, for conduct of the indemnitee finally adjudged to be liable for gross negligence or willful misconduct in the performance of such person’s duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine, upon application, that despite circumstances of case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

We have an insurance policy that insures our directors and officers, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been our directors or officers.

DESCRIPTION OF COMMON STOCK PURCHASE RIGHTS

We may issue rights to purchase our common stock. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and one or more banks, trust companies or other financial institutions, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

•	the date of determining the security holders entitled to the rights distribution;
•	the aggregate number of rights issued and the aggregate number of shares of common stock purchasable upon exercise of the rights;
•	the exercise price;
•	the conditions to completion of the rights offering;
•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and
•	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of common stock at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and any related warrant agreement and warrant certificate. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the specific terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of common stock in one or more series. We may issue warrants independently or together with common stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent may be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $200,000,000. We may also choose to act as our own warrant agent. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;
•	the number or amount of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;
•	the manner of exercise of the warrants, including any cashless exercise rights;
•	the warrant agreement under which the warrants will be issued;
•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	anti-dilution provisions of the warrants, if any;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•
the dates on which the right to exercise the warrants will commence and expire or, if the warrants are not continuously exercisable during that period, the specific date or dates on which the warrants will be exercisable;

•	the manner in which the warrant agreement and warrants may be modified;
•	the identities of the warrant agent and any calculation or other agent for the warrants;
•	federal income tax consequences of holding or exercising the warrants;
•	any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed or quoted; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the common stock purchasable upon such exercise, including the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase common stock at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. eastern time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required exercise price by the methods provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate, and in the applicable prospectus supplement, the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants.

Enforceability of Rights By Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action the holder’s right to exercise, and receive the securities purchasable upon exercise of, its warrants in accordance with their terms.

Warrant Agreement Will Not Be Qualified Under Trust Indenture Act

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

Governing Law

Each warrant agreement and any warrants issued under the warrant agreements will be governed by New York law.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a senior indenture between us and the senior trustee named in the applicable prospectus supplement, and subordinated debt securities will be issued under a subordinated indenture between us and the subordinated trustee named in the applicable prospectus supplement. This prospectus sometimes refers to any senior indenture and any subordinated indenture collectively as the “Indentures.”

The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures (and any amendments or supplements we may enter into from time to time which are permitted under each Indenture) and the debt securities, including the definitions therein of certain terms.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of Harbin. Senior debt securities will rank equally with any of our other senior and unsubordinated debt. Subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

The Indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may “reopen,” or issue additional debt securities of, a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of debt securities and whether they are subordinated debt securities or senior debt securities;
•	any limit on the aggregate principal amount of the debt securities;
•	the ability to issue additional debt securities of the same series;
•	the price or prices at which we will sell the debt securities;
•	the maturity date or dates of the debt securities;
•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;
•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;
•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;
•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;
•
whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•
the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the Indenture;

•
if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•
our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;
•
the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•	the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;
•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;
•
any deletions from, modifications of or additions to the Events of Default (as described below) or our covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;

•	any limitation on our ability to incur debt, redeem stock, sell our assets or other restrictions;
•	the application, if any, of the terms of the Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;
•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;
•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock or other securities or property;
•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;
•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•	the depositary for global or certificated debt securities;
•	any special tax implications of the debt securities;
•	any trustees, authenticating or paying agents, transfer agents or registrars, or other agents with respect to the debt securities;
•	any other terms of the debt securities not inconsistent with the provisions of the Indentures, as amended or supplemented;
•
to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable Indenture;

•
if the principal of or any premium or interest on any debt securities of the series is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);

•
the portion of the principal amount of any securities of the series which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable Indenture if other than the entire principal amount; and

•
if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined).

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing Senior Indebtedness. Under the subordinated indenture, “Senior Indebtedness” may mean all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the subordinated indenture, or thereafter incurred or created:

•	the principal of (and premium, if any) and interest due on our indebtedness for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;
•	all of our capital lease obligations;
•	any of our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•	all of our obligations for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;
•
all of our obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and
•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us).

However, Senior Indebtedness will not include:

•
any indebtedness which expressly provides that such indebtedness shall not be senior in right of payment to the subordinated debt securities, or that such indebtedness shall be subordinated to any other of our indebtedness, unless such indebtedness expressly provides that such indebtedness shall be senior in right of payment to the subordinated debt securities;

•	any of our indebtedness in respect of the subordinated debt securities;
•	any of our indebtedness to any subsidiary.

Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Unless otherwise noted in the prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities or in respect of any redemption, retirement, purchase or other requisition of any of the subordinated debt securities.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration, subject to any security interest, will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal (and premium, if any) or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all Senior Indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:

•	any dissolution or winding-up or liquidation or reorganization of Harbin whether voluntary or involuntary or in bankruptcy, insolvency or receivership;
•	any general assignment by us for the benefit of creditors; or
•	any other marshaling of our assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.

The subordinated indenture will not limit the issuance of additional Senior Indebtedness.

Consolidation, Merger, Sale of Assets and Other Transactions

Unless an accompanying prospectus supplement states otherwise, we may not merge with or into or consolidate with another corporation or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to, any other corporation other than a direct or indirect wholly-owned subsidiary of ours, and no corporation may merge with or into or consolidate with us or, except for any direct or indirect wholly-owned subsidiary of ours, sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

•
either we are the surviving corporation, or the corporation formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made, if other than us, has expressly assumed by supplemental indenture all of our obligations under the debt securities and the Indentures;

•	immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the Indentures with respect to each series of debt securities:

•	our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;
•
our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•	our failure to observe or perform any other covenant or agreement with respect to such debt securities for 90 days after we receive notice of such failure;
•	certain events of bankruptcy, insolvency or reorganization of Harbin; or
•	any other Event of Default provided with respect to securities of that series.

If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures shall occur and be continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable Indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under any Indenture with respect to debt securities of any series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such Indenture, except in the case of (i) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (ii) default in respect of a covenant or provision that cannot be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required within 90 days after the occurrence of an Event of Default (that is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the applicable Indenture at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall  not be in conflict with any rule of law or with the applicable Indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any action against us under either Indenture (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms), unless (i) the holder has given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the debt securities of such series specifying an Event of Default, as required under the applicable Indenture; (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such Indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iii) the trustee shall not have instituted such action within 60 days of such request and (iv) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

We are required to furnish annually to the trustee statements as to our compliance with all conditions and covenants under each Indenture.

Discharge, Defeasance and Covenant Defeasance

We may discharge or defease our obligations under the Indentures as set forth below, unless otherwise indicated in the applicable prospectus supplement.

We may discharge certain obligations to holders of any series of debt securities issued under either Indenture that have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, and we have paid all other sums payable under the Indenture.

If indicated in the applicable prospectus supplement, we may elect either to (i) defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant Indenture) (“defeasance”) or (ii) be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, we must deliver to the trustee an officers’ certificate to the effect that the relevant debt securities exchange(s) have informed us that neither such debt securities nor any other debt securities of the same series, if then listed on any securities exchange, will be delisted as a result of such deposit.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

We and the applicable trustee may supplement any Indenture for certain purposes that would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify any Indenture or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the Indenture. However, any Indenture will require the consent of each holder of debt securities that would be affected by any modification that would:

•
change the fixed maturity of any debt securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of the maturity thereof;
•	change the currency in which any debt security or any premium or interest is payable;
•	impair the right to enforce any payment on or with respect to any debt security;
•	adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, any debt security (if applicable);
•
reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

•	modify any of the above provisions.

Each Indenture will permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the Indenture is affected by the modification or amendment to waive our compliance with certain covenants contained in the Indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest. Book-entry and other indirect holders should consult their banks, brokers or other financial institutions for information on how they will receive payments.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security that remains unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•
DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act and no successor depositary has been appointed for 90 days; or

•	we determine, in our sole discretion, that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent appointed by us under the applicable Indenture. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations. Holders will not be required to pay a service charge to transfer or exchange debt securities, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with the holder’s proof of ownership.

Governing Law

Unless an accompanying prospectus supplement states otherwise, the Indentures and debt securities will be governed by New York law.

Trustee

The trustee or trustees under any Indenture will be named in any applicable prospectus supplement.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted in certain circumstances.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder, with the rights and obligations of a holder, of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or upon the occurrence of a specified event or occurrence.

The applicable prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any unit agreement under which the units will be issued;
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•	whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

We may sell the securities being offered pursuant to this prospectus to or through underwriters, through dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if, and if required, any dealers or agents;
•	the purchase price of the securities and the proceeds we will receive from the sale;
•	any underwriting discounts and other items constituting underwriters’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchange or market on which the securities may be listed or traded.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;
•	market prices prevailing at the time of sale;
•	prices related to such prevailing market prices; or
•	negotiated prices.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities, if any are purchased.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. The terms of any over-allotment option will be set forth in the prospectus supplement for those securities.

If we use a dealer in the sale of the securities being offered pursuant to this prospectus or any prospectus supplement, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

We may sell the securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, any agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly for the purpose of resale or distribution, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We may provide agents, underwriters and other purchasers with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents, underwriters or other purchasers may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

To facilitate the public offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In those circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

Unless otherwise specified in the applicable prospectus supplement, any common stock sold pursuant to a prospectus supplement will be eligible for listing on the Nasdaq Global Market, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

In order to comply with the securities laws of some states, if applicable, the securities offered pursuant to this prospectus will be sold in those states only through registered or licensed brokers or dealers. In addition, in some states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

LEGAL MATTERS

The validity of any common stock offered in this prospectus will be passed upon for us by Lionel Sawyer & Collins LLP, Las Vegas, Nevada. The validity of any debt securities or warrants offered in this prospectus will be passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

The consolidated financial statements for the years ended December 31, 2006, 2007 and 2008 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Moore Stephens Wurth Frazer and Torbet, LLP., an independent certified public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

We are required to file annual and quarterly reports, special reports, proxy statements, and other information with the SEC.  You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room
100 F Street N.E.
Washington, DC 20549

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed March 13, 2009;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed May 8, 2009;
•	Current Report on Form 8-K, dated April 21, 2009 and filed with the SEC on April 24, 2009;
•	Current Report on Form 8-K, dated May 19, 2009 and filed with the SEC on May 21, 2009;
•	Current Report on Form 8-K, dated June 1, 2009 and filed with the SEC on June 5, 2009; and
•
The description of our common stock contained in the Registration Statement on Form 8-A12B dated January 26, 2007 filed with the SEC on January 26, 2007, as amended by our registration statement on Form 8-A12B/A dated January 26, 2007 filed with the SEC on January 26, 2007.

All documents subsequently filed with the Securities and Exchange Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of the initial registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part of this prospectus from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing us at the following address: Harbin Electric, Inc., 20 Ramblewood Road, Shoreham, New York 11786 and our telephone number is (631) 312-8612.

$120,000,000
HARBIN ELECTRIC, INC.
Common Stock
Common Stock Purchase Rights
Warrants
Debt Securities
Units

PROSPECTUS

June 10, 2009

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in or incorporated by reference into this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.